EXHIBIT 99.1

OTC Disclosure & News Service

International Endeavors Corporation Files Amendment to Articles of Incorporation	Press Release OTC Disclosure & News Service | 10/26/2025

HONG KONG / October 26, 2025 – International Endeavors Corporation (OTC: IDVV) (the “Company”) announced that it has filed an amendment to its Articles of Incorporation with the State of Nevada to change its corporate name to “ModuLink Inc.” and to increase its authorized shares of common stock from 4,000,000,000 (4 billion) to 6,000,000,000 (6 billion).  Effectiveness of the referenced amendments to the Company’s Articles of Incorporation are subject to review and comment by the U.S. Securities and Exchange Commission (“SEC”) of the Company’s preliminary Information Statement on Schedule 14C, and the expiration of a 20-day waiting period after the mailing of a definitive Schedule 14C to stockholders.  It is possible that a stockholder of the Company could file an injunction or other action with the courts to contest the corporate actions prior to the expiration of the 20-day period.  Additionally, the name change is subject to review and comment by the Financial Industry Regulatory Authority (“FINRA”), which the Company expects to last several months.  Without final and complete FINRA review, effectiveness of the name change will not occur, and may never occur, on the over-the-counter markets and OTC Link, where the Company’s shares of common stock are quoted.

The Company intends to submit the name change and proposed new ticker symbol to FINRA for review. The Company will continue to maintain full compliance with SEC disclosure requirements and will provide timely updates in its filings with the SEC to shareholders as key regulatory steps are completed.

About IDVV

International Endeavors Corporation and its subsidiaries operating under the brand name “ModuLink” are engaged in the business of property development by implementing modular integrated construction technology (“MiC”), embedded with our proprietary atmospheric water generators (“AWG”) and property management system by internet of things (“IoT”).  We believe that these technologies support the development of sustainable and intelligent properties tailored for varieties of markets, including residential, commercial, industrial and remote or resource-scarce environments.

Website: http://www.modulinktech.com

Forward-looking Statements Safeharbor

This press release contains forward-looking statements which are included within the meaning of Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. These forward-looking statements may include, but are not limited to, statements regarding SEC comments and review of the Company’s Schedule 14C, FINRA review and comment of the Company’s prospective name change, future business activities, financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objective of management for future operations. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. .

Information on the Company’s website at www.modulinktech.com does not constitute a part of this release.

Contact:

International Endeavors Corporation

Phone: 888-493-8028

Email: IR@MODULINKTECH.COM

SOURCE: International Endeavors Corporation